Exhibit 4.1
                        INTEL CORPORATION
               SPECIAL DEFERRED COMPENSATION PLAN

This INTEL CORPORATION SPECIAL DEFERRED COMPENSATION PLAN (the "Plan") is adopted by Intel Corporation, a Delaware corporation ("Intel"), for the purpose of providing supplemental retirement benefits to highly compensated or key management employees of the Company and their beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future.

                            ARTICLE I

                           DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1 "Account" means the book entry account established under the Plan for each Participant to which shall be credited such amounts as the Company shall determine, the Participant's Credited Investment Return (Loss) determined under Article IV and which shall be reduced by any distributions made to Participant.

1.2 "Alternate Payee" is a spouse or former spouse of a Participant.

1.3 "Beneficiary" means one (1), some, or all (as the context shall require) of those persons, trusts or other entities entitled to receive Benefits which may be payable hereunder upon a Participant's death as determined under Article VI.

1.4  "Benefits"  means  the amounts credited to  a  Participant's
     Account pursuant to such Participant's Deferred Compensation
     Agreements  plus  or  minus all Credited  Investment  Return
     (Loss).

1.5 "Board of Directors" or "Board" means the Board of Directors of Intel Corporation.

1.6 "Code" means the Internal Revenue Code of 1986, as amended, and references to particular sections of the Code are deemed to refer to such sections or any successor sections thereto.

1.7 "Company" means Intel and any present or future parent corporation or subsidiary corporation of Intel which the Board determines should be included in the Plan. For purposes of the Plan, the terms parent corporation and subsidiary

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     corporation shall be defined as set forth in Sections 424(e)
     and 424(f) of the Code.

1.8  "Credited  Investment Return (Loss)" means the  hypothetical
     investment   return   which  shall  be   credited   to   the
     Participant's Account pursuant to Article IV.

1.9 "Deemed Investment Elections" means the investment elections described in Article IV.

1.10 "Deferred Compensation Agreement" means the Agreement to Participate and to Defer Compensation in the form attached hereto as Exhibit A, or such other form of deferred compensation agreement between Participants and the Company as the Company may prescribe from time to time.

1.11 "Distribution Date" means the date on which distribution of a Participant's Benefits is made or commenced pursuant to
     Article V.

1.12 "Distribution  Election"  means the  election  described  in
     Section 5.2(b).

1.13 "Early Benefit Distribution Date" means the date elected by a Participant for the early distribution of Benefits, as provided in Section 5.1(b).

1.14 "Effective Date" means September 15, 1997.

1.15 "Financial Hardship" means one (1) or more of the following events:

     (1) A sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section
          152(a) of the Code) of the Participant;

     (2)  A  loss  of the Participant's property due to casualty;
          or

     (3)  Other   similar  and  extraordinary  and  unforeseeable
          circumstances arising as a result of events beyond the control of the Participant, as determined by the Company.

1.16 "Intel" means Intel Corporation, a Delaware corporation.

1.17 "Participant" means a highly compensated or key management employee of the Company who has been designated by the Company as eligible to participate in this Plan and for whom an Account has been established.

1.18 "Plan"  shall  mean this Intel Corporation Special  Deferred
     Compensation Plan, as it may be amended from time to time.

1.19 "Plan Year" means the calendar year.

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1.20 "QDRO" means a court order that recognizes the right  of  an
     Alternate Payee of a Participant to an interest in amounts deferred under this Plan on behalf of such Participant due to marital property rights and that the Company determines to be the equivalent of a "qualified domestic relations order," as that term is defined Section 414(p) of the Code, but for the fact that the Plan is not a plan described in
     Section 414(p) of the Code.

1.21 "Qualified Plan" means the Intel Corporation Profit  Sharing
     Retirement Plan and 401(k) Savings Plan.

1.22 "Termination   Event"   means   the   termination   of   the
     Participant's employment with the Company for any reason, including but not limited to the Participant's death or Total Disability.

1.23 "Total Disability" means the condition that would entitle a Participant to benefits under the Intel Corporation Long Term Disability Plan as the same may be amended from time to time. No termination of employment shall be deemed to have occurred by reason of Total Disability unless the Company determines in its sole discretion that the condition constituting such Total Disability exists on the date of such termination of employment, that such condition actually is known to the Company at the date of such termination of employment, and that such condition is the direct cause of such termination.

                           ARTICLE II

                           ELIGIBILITY

2.1 Eligibility. Eligibility for participation in the Plan shall be limited to key management or highly compensated employees of the Company who are selected by the Company, in its sole discretion, to participate in the Plan. Individuals who are in this select group shall be notified as to their eligibility to participate in the Plan. Each individual who becomes a Participant shall execute a Deferred Compensation Agreement in the form prescribed by the Company.

2.2 Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled thereunder have been paid in full.

                           ARTICLE III

                     PARTICIPANT'S ACCOUNTS

3.1 Establishment of Accounts. The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased Participant which shall reflect the value of such Participant's Benefits as adjusted from time to time to reflect Credited Investment Return (Loss). Each such Account initially

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     shall  be  credited with an amount specified in the Deferred
     Compensation Agreement.

3.2 Vesting. Accounts shall be 100% vested upon a Participant's death or Total Disability. Otherwise, Accounts shall be subject to such terms and conditions of vesting as are set forth in the Deferred Compensation Agreement. If a Participant's employment with the Company is terminated for any reason other than death or Total Disability, the unvested portion of his or her Account shall be forfeited to the Company as of the date of such termination.

3.3 Acceleration of Vesting. Notwithstanding anything herein to the contrary, the Company may, in its discretion, accelerate the vesting schedule to which any Account is subject.

                           ARTICLE IV

   CREDITED INVESTMENT RETURN (LOSS) ON PARTICIPANT'S ACCOUNTS

4.1  Credited Investment Return (Loss).

     (a) Each Participant's Account shall be credited monthly, or more frequently as the Company may specify, with the Credited Investment Return (Loss) attributable to his or her Account. The Credited Investment Return (Loss) is the amount which the Participant's Account would have earned if the amounts credited to the Account had, in fact, been invested in accordance with the Participant's Deemed Investment Elections.

     (b) The Company shall designate deemed investments. The Company shall specify the particular funds, indices or reference rates which shall constitute deemed investments, and may, in its sole discretion, change or add to the deemed investments; provided, however, that the Company shall notify Participants of any such change prior to the effective date thereof.

4.2 Deemed Investment Elections. Each Participant may select among the deemed investments and specify the manner in which his or her Account shall be deemed to be invested for purposes of determining Participant's Credited Investment Return (Loss). The Company shall establish and communicate the rules, procedures and deadlines for making and changing Deemed Investment Elections. Any permitted investment selection made by a Participant shall be given effect at such times as the Company determines from time to time to be administratively practicable.

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                            ARTICLE V

                            BENEFITS

5.1 (a) Timing of Distribution. The amounts credited to a Participant's Account, to the extent vested, shall be paid (or payment shall commence) within a reasonable time after (i) the Early Benefit Distribution Date, if the Participant has made a valid election for early distribution of Benefits pursuant to Section 5.1(b),
          (ii) a Termination Event, or (iii) such other date after a Termination Event as the Participant may specify on his or her original Deferred Compensation Agreement; provided, however, that in no event shall any amount due commence to be paid later than the date which is five (5) years after the Participant's Termination Event.

     (b) Early Benefit Distribution. A Participant may elect an Early Benefit Distribution Date. Such election shall be made on the Participant's original Deferred Compensation Agreement and shall specify the portion or amount of the Participant's Account to be distributed on such Early Distribution Date; provided that such portion or amount specified shall not exceed the portion or amount credited to the Participant's Account which is vested as of the Early Benefit Distribution Date. Any election of an Early Benefit Distribution Date shall be irrevocable, both as to the date of distribution and as to the amount of the distribution.

          (i) No election of an Early Benefit Distribution Date shall be given effect unless such election specifies an Early Benefit Distribution Date which is at least twenty-four (24) full calendar months from the date such election is received by the Company.

          (ii) In the event a Participant elects an Early Benefit Distribution Date for less than 100% of his or her Account (determined as of the Early Benefit Distribution Date), the balance of the Participant's Account remaining after the Early Benefit Distribution Date (adjusted as provided in
               Article IV) shall be distributed to the extent vested, in accordance with Section 5.1(a) without regard to Section 5.1(a)(i).

          (iii)In the event a Participant has a Termination
               Event prior to his or her Early Benefit Distribution Date, his or her election of an Early Benefit Distribution Date shall not be given effect and distribution of the Participant's Accounts, to the extent vested, shall be made in accordance with Section 5.1(a) without regard to
               Section 5.1(a)(i).

5.2 (a) Method of Distribution. A Participant's Account shall be paid in one of the following methods specified in his or her most recent valid Distribution Election filed with the Company in accordance with this Section 5.2: (i) a

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          single  lump  sum payment; or (ii)  substantially
          equal annual installments over either a five year or a ten year period. Accounts, adjusted for applicable investment gains and losses, shall be divided by the number of years remaining under the election to determine the amount of such annual installment.

     (b) Distribution Election. The Participant shall designate the method of distribution on the Deferred Compensation Agreement filed pursuant to the Plan and may amend any such designation by filing such amendment in such form and manner as the Company may prescribe. However, no amendment which is filed within six (6) full calendar months preceding the Participant's Termination Event
          (other than death or Total Disability) or other Distribution Date, if applicable (whichever event or date gives rise to a payment of Benefits to the Participant), or that has the effect of accelerating payments, shall be given effect with respect to Benefits that become payable as of such Termination Event or other elected Distribution Date.

     (c) Death Benefits. In the event the Participant dies before his or her Benefits have been fully distributed, the Participant's Benefits shall be paid to his or her Beneficiary in accordance with the Participant's most recent valid Distribution Election.

     (d) Non-Election. If no Distribution Election has been properly made prior to the Distribution Date, the Participant's Benefits will be distributed in a single lump sum. In the event that a Participant files an amended Distribution Election as to the form of distribution but such amendment cannot be given effect by reason of the provisions of Section 5.2(b), distribution shall be made in accordance with the Participant's Compensation Deferral Agreement, any valid amendment thereto, or otherwise in accordance with this Section 5.2(d).

     (e) Valuation of Accounts. Participants Accounts shall be valued as of the valuation date immediately preceding the Distribution Date.

5.3 Financial Hardship. Notwithstanding the foregoing, with the consent of the Company, a Participant may withdraw up to one hundred percent (100%) of the vested amount credited to his or her Account as may be required to meet an unforeseeable emergency of the Participant constituting a Financial Hardship, provided that the entire amount requested by the Participant is not reasonably available from other resources of the Participant, and provided further that:

     (a) The withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn from the Participant's Account than is required to relieve the financial need after taking into account other resources that are reasonably available to the Participant for this purpose.

     (b) The Participant must certify such matters as the Company reasonably may require, including that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by discontinuing the Participant's salary deferrals, if any; or (iv) by borrowing from commercial sources on reasonable commercial terms. Notwithstanding the preceding provisions of this
          Section 5.3, the Company shall be entitled to impose such further restrictions on a withdrawal for Financial Hardship as it deems necessary to avoid adverse tax consequences to any Participant.

5.4 Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article V, in the event that the Participant is a "covered employee" as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Benefits were distributed in accordance with his or her Distribution Election or withdrawal request, the maximum amount which may be distributed from the Participant's Account, in any Plan Year, shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not "performance-based" (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 5.4 shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 5.4.

5.5 Tax Withholding. All payments under this Article V shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto. In the event any taxes become due prior to payment, including but not limited to, taxes under Section 3121(v) of the Code, such taxes shall be the sole responsibility of the Participant.

                           ARTICLE VI

                          BENEFICIARIES

6.1 Designation of Beneficiary. The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any Benefits due under
     Article V which may remain unpaid at the Participant's death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

6.2 No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant's estate.

                           ARTICLE VII

                   ADMINISTRATION OF THE PLAN

7.1  Administration  by  the  Company.   The  Company  shall   be
     responsible for the general operation and administration of this Plan and for carrying out the provisions thereof.

7.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration and procedures for filing claims shall also be applicable with respect to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to this Plan. Neither any Participant nor any Beneficiary shall have any legal or equitable interest in such assets or policies, or any other asset of the Company.

                          ARTICLE VIII

                          MISCELLANEOUS

8.1 The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan. This Plan shall not be construed to require the Company to fund, prior to payment, any of the Benefits payable under this Plan.

8.2 In determining investment yields by reference to Deemed Investment Elections, Intel does not endorse any of the investment funds and does not guarantee that Participants will receive a positive return on the investment of Accounts by measuring performance in such manner.

8.3 If, in the Company's opinion, a Participant or Beneficiary for any reason is unable to handle properly any property distributable to him or her under the Plan, then the Company may make such arrangements which it determines to be beneficial to such Participant or Beneficiary, to the extent such arrangements have not been made by such Participant or Beneficiary, for the distribution of such property, including (without limitation) the distribution of such property to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

8.4 The right to payment under this Plan may be assigned to an Alternate Payee pursuant to a QDRO. If the right to payment is assigned to an Alternate Payee pursuant to a QDRO, the Alternate Payee generally has the same rights as the Participant under the terms of the Plan, except that an Alternate Payee may not transfer the right to payment.

8.5 This paragraph shall apply to any Participant who has been designated as a Section 16 Officer by the Board of Directors of Intel. Notwithstanding any provision to the contrary herein, any election by a Participant to whom this paragraph applies to make a "Discretionary Transaction" (as such term is defined in Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934 ("Rule 16b-3") shall not be valid unless it is made at least six (6) months after the date such Participant elected to make an "opposite way" (as such term is used in Rule 16b-3) Discretionary Transaction under this Plan or under any other employee benefit plan maintained by Intel. Unless earlier revoked by the Participant, any such election shall be deemed to have been made and received by the Plan on the first business day that is six (6) months and one (1) day after the date such Participant elected to make the earlier "opposite way" Discretionary Transaction under this Plan or under any other "tax conditioned plan" maintained by Intel.

8.6 Except as provided in Section 8.4, the right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

8.7 This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.8 Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company as an employee.

8.9 If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party's costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

8.10 Any dispute or claim relating to or arising out of this Plan that cannot be resolved pursuant to the internal dispute resolution processes implemented by the Company with respect to the Plan, if any, shall be fully and finally resolved by binding arbitration conducted in the County of Santa Clara, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by a single, neutral arbitrator selected in accordance with such Rules. The discretion of the arbitrator to fashion remedies in any such arbitration shall be no broader than the legal and equitable remedies available to a court. The judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction thereof

8.11 This Plan shall be construed in accordance with and governed by the laws of the State of California, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

8.12 This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

8.13 (a)  This Plan may be amended by Intel at any time  in
          its sole discretion by resolution of its Board or any committee to which its Board has delegated such authority to amend; provided, however, that no amendment may be made which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant's Account on the date of such amendment.

     (b) Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, Intel reserves the right to terminate the Plan in its entirety at any time upon fifteen (15) days notice to the Participant. Any amounts not distributed after payment in full of all Benefits hereunder shall revert to the Company.

                           ARTICLE IX

                            EXECUTION

To record the adoption of the Plan to read as set forth herein, the Company has caused its authorized officer to execute the same this _______ day of _________________, 1998.

                                 INTEL CORPORATION

                            By:  ____________________________

                        As its:  ____________________________